Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Form 8-K/A of our report dated July 8, 2021, relating to the financial statements of Medihemp, LLC and Medical Cannabis Caregivers, Inc., as of December 31, 2020 and 2019 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

July 8, 2021